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                            SCHEDULE 14A INFORMATION

                   CONSENT STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by registrant / /

Filed by a party other than the registrant /x/           / /  Confidential,
                                                              for Use of the
                                                              Commission Only
Check the appropriate box:                                    (as permitted by
/X/ Preliminary consent statement                             Rule 14a-6(e)(2))

/ / Definitive consent statement

/ / Definitive additional materials

/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                           RJR NABISCO HOLDINGS CORP.
                 ----------------------------------------------
                (Name of Registrant as Specified in its Charter)


                                BROOKE GROUP LTD.
                   ------------------------------------------
                  (Name of Person(s) Filing Consent Statement)

                                 ---------------

Payment of filing fee (Check the appropriate box):

/X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:
       (2) Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       (4) Proposed maximum aggregate value of transaction:
       (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

                                 ---------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously
         paid:_________________________________________________________________

(2) Form, schedule or registration statement no.:__________________________________________________________________

(3)      Filing party:_________________________________________________________

(4)      Date filed:___________________________________________________________

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



                   PRELIMINARY COPY -- SUBJECT TO COMPLETION

                        SOLICITATION OF WRITTEN CONSENTS
                              BY BROOKE GROUP LTD.

     This solicitation statement and the accompanying form of written consent are first being furnished by Brooke Group Ltd., a Delaware corporation ("Brooke Group"), on or about November __, 1995, in connection with the solicitation by Brooke Group from the holders of shares of common stock, par value $.01 per share (the "Common Stock"), Series C Conversion Preferred Stock, par value $.01 per share ("PERCS"), and ESOP Convertible Preferred Stock, par value $.01 per share ("ESOP Preferred Stock" and, together with the Common Stock and the PERCS, the "RJR Nabisco Voting Securities"), of RJR Nabisco Holdings Corp., a Delaware corporation ("RJR Nabisco"), of written consents to take the following actions without a stockholders' meeting, as permitted by Delaware law:

     (1) Adopt the following advisory resolution (the "Spinoff Resolution"):

     "RESOLVED, that the stockholders of RJR Nabisco, believing that the full value of RJR Nabisco can best be realized and reflected in the market for the benefit of stockholders by the separation of the tobacco and food businesses, request and recommend that the RJR Nabisco Board of Directors immediately spin off the remaining 80.5% of Nabisco Holdings Corp. held by RJR Nabisco to stockholders."

     (2) Amend the By-Laws of RJR Nabisco (the "Bylaws") to (i) reinstate the provision providing that special meetings of the stockholders shall be called by the Chairman or Secretary of RJR Nabisco if requested in writing by holders of not less than 25% of the Common Stock, (ii) delete the provision establishing procedures governing action by written consent of stockholders without a meeting and (iii) repeal all provisions of, or amendments to, the Bylaws adopted by the Board of Directors of RJR Nabisco (the "Board") after October 31, 1995 (the "Bylaw Amendment").

     Stockholders of RJR Nabisco are being asked to express their consent to the Spinoff Resolution and the Bylaw Amendment (together, the "Proposals") on the enclosed BLUE consent card.

     BROOKE GROUP RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS.

     The record date for the solicitation made hereby is __________, 1995 (the "Record Date"). To be effective, a written consent with respect to the Proposals must be delivered to RJR Nabisco prior to __________, 1996.

                                     SUMMARY

     The information in this summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Solicitation Statement.

Reasons for the Solicitation

     Brooke Group believes an immediate spinoff of RJR Nabisco's remaining equity interest in Nabisco Holdings Corp. ("Nabisco") to RJR Nabisco's stockholders is the single most important action that the Board can take to improve the performance of both the tobacco and food businesses of RJR Nabisco and thereby to increase the value of stockholders' investment in RJR Nabisco today. According to published research reports by respected stock market analysts, spinning off Nabisco could increase the value of stockholders' investment in RJR Nabisco as much as 50% or more over the prices that prevailed prior to the announcement of Brooke Group's involvement in RJR Nabisco.* Although admitting that a majority of stockholders favor a spinoff of Nabisco, the incumbent Board persists in adhering to a policy of delaying and obstructing a spinoff. Brooke Group believes the justifications offered by the Board for its policy of delaying a spinoff make no sense, and that the Board should abandon this policy if informed by a majority of stockholders that they do not support it and want an immediate spinoff of Nabisco.

     Recently, the Board secretly took away stockholders' right to call a special meeting and imposed burdensome new conditions on stockholders' right to act by written consent without a meeting. These Bylaw amendments adopted in secret by the Board impair stockholders' ability to hold a referendum on a spinoff and to take other actions to increase the responsiveness of management to stockholders and enhance the value of stockholders' investment. Brooke Group believes these Bylaw amendments should be rescinded, so that stockholders will have restored to them the rights they have enjoyed since the public offering of RJR Nabisco stock in 1991.

The Proposals

     Brooke Group is asking your consent to the Spinoff Resolution, which is an advisory resolution telling the RJR Nabisco Board that it should work for stockholders by

--------

* For information with respect to these analyses by stock market professionals of the value of a spinoff to RJR Nabisco's stockholders, see "Reasons for the Solicitation -- The Spinoff Resolution." Of course, estimates of this kind are, by their nature, highly subjective and are influenced heavily by the assumptions used. These estimates are not a forecast by Brooke Group of the future trading value of any securities, and no assurance can be given that the values actually achieved in a spinoff would be the same as these estimates. No permission has been sought or received to quote from, or refer to, published materials cited in this Solicitation Statement.

completing the spinoff of Nabisco now, rather than advocating further delay and standing in the way. Brooke Group believes that, as the true owners of RJR Nabisco, you and the other stockholders of RJR Nabisco should take this opportunity to let the incumbent Board know that you think an immediate spinoff of Nabisco is in your best interests. At the same time, Brooke Group is asking you to consent to the Bylaw Amendment, which will restore the stockholders' right to call a special meeting and remove the burdensome new written consent procedure.

     BROOKE GROUP RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS. YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED BLUE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

Certain Information about Brooke Group

     Brooke Group is principally engaged, through its subsidiaries and affiliates, in the manufacture and sale of cigarettes and in the acquisition of operating companies. Brooke Group also has investments in a number of additional companies engaged in a diverse group of businesses. Brooke Group, like you, is a stockholder of RJR Nabisco. Brooke Group and its affiliates beneficially own 4,892,750 shares of Common Stock, or approximately 1.8% of the outstanding shares of Common Stock. In addition, Brooke Group and its wholly-owned subsidiary BGLS, Inc. ("BGLS") have entered into an agreement with High River Limited Partnership, an entity owned by Carl C. Icahn ("High River"), which beneficially owns 8,013,000 shares of Common Stock (or approximately 2.9% of the outstanding shares of Common Stock), pursuant to which High River has agreed, among other things, to consent to the Proposals with respect to all of its shares of Common Stock, although neither High River nor Mr. Icahn is a participant in this solicitation of consents. See "Certain Information about Brooke Group."

     Brooke Group has no economic interest in the Proposals other than through its ownership of RJR Nabisco Voting Securities. Brooke Group has pledged that it will not accept any form of greenmail from RJR Nabisco during its solicitation of consents with respect to the Proposals, and that it will terminate the solicitation of consents if RJR Nabisco irrevocably commits to an immediate spinoff of its remaining equity interest in Nabisco. High River has also pledged that it will not accept any form of greenmail from RJR Nabisco during the solicitation.

Consent Procedure

     The Proposals will become effective when properly completed, unrevoked consents are signed by the holders of record as of the Record Date of a majority of the voting power of the then outstanding RJR Nabisco Voting Securities and such consents are delivered to RJR Nabisco, provided that the requisite consents are so delivered within 60 days of the date of the earliest dated consent delivered to RJR Nabisco.

     Brooke Group has retained Georgeson & Company Inc. ("Georgeson") to assist in the solicitation. If your shares are held in your own name, please sign, date and mail the enclosed BLUE consent card to Georgeson in the postage-paid envelope provided. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a BLUE consent card with respect to your shares and only upon receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions for the BLUE consent card to be signed representing your shares. Brooke Group urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Brooke Group in care of Georgeson at the address set forth below so that Brooke Group will be aware of all instructions given and can attempt to ensure that such instructions are followed.

     If you have any questions about executing your consent or require assistance, please contact:

                            GEORGESON & COMPANY INC.
                                Wall Street Plaza
                            New York, New York 10005
                            Toll Free: (800) 223-2064

                 Banks and Brokerage Firms, please call collect:
                                 (212) 440-9800

                                TABLE OF CONTENTS

PROPOSALS................................................................   1
REASONS FOR THE SOLICITATION.............................................   1
      The Spinoff Resolution.............................................   3
      The Bylaw Amendment................................................  10
SOLICITATION OF CONSENTS.................................................  11
CONSENT PROCEDURE........................................................  12
      Effectiveness and Revocation of Consents...........................  13
      Consents Required..................................................  13
      Special Instructions...............................................  14
BACKGROUND...............................................................  14
CERTAIN INFORMATION CONCERNING BROOKE GROUP..............................  22

APPENDIX A -- INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
OFFICERS OF BROOKE GROUP

APPENDIX B -- PRINCIPAL STOCKHOLDERS AND STOCK HOLDINGS OF RJR
NABISCO'S MANAGEMENT

                                    PROPOSALS

     This solicitation statement and the accompanying form of written consent are first being furnished by Brooke Group on or about November __, 1995, in connection with the solicitation by Brooke Group from the holders of shares of Common Stock, PERCS and ESOP Preferred Stock of written consents to take the following actions without a stockholders' meeting, as permitted by Delaware law:

     (1) Adopt the Spinoff Resolution, which is an advisory resolution to the Board:

     "RESOLVED, that the stockholders of RJR Nabisco, believing that the full value of RJR Nabisco can best be realized and reflected in the market for the benefit of stockholders by the separation of the tobacco and food businesses, request and recommend that the RJR Nabisco Board of Directors immediately spin off the remaining 80.5% of Nabisco Holdings Corp. held by RJR Nabisco to stockholders."

     (2) Adopt the Bylaw Amendment, which would amend the Bylaws to (i) reinstate the provision of Article I, Section 2 providing that special meetings of the stockholders shall be called by the Chairman or Secretary of RJR Nabisco if requested in writing by holders of not less than 25% of the Common Stock,
(ii) delete the provision setting forth procedures governing action by written consent of stockholders without a meeting and (iii) repeal all provisions of, or amendments to, the Bylaws adopted by the Board after October 31, 1995.

     Stockholders of RJR Nabisco are being asked to express their consent to the Proposals on the enclosed BLUE consent card.

     BROOKE GROUP RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS.

     The Record Date for the solicitation made hereby is __________, 1995. To be effective, a written consent with respect to the Proposals must be delivered to RJR Nabisco prior to __________, 1996.

                          REASONS FOR THE SOLICITATION

     Recent research reports published by respected stock market analysts have estimated that spinning off Nabisco to RJR Nabisco's stockholders could increase the value of stockholders' investment in RJR Nabisco as much as 50% or more over the prices that prevailed prior to the announcement of Brooke Group's involvement in RJR

Nabisco.(1) The incumbent Board, however, has unilaterally adopted a policy of advocating delay and obstructing a spinoff of Nabisco, and recently decided secretly to take away stockholders' right to call a special meeting where stockholders could hold a referendum on a spinoff and take other actions to increase the responsiveness of management to stockholders and enhance the value of stockholders' investment.

     Until Brooke Group announced its intention to proceed with this solicitation, the RJR Nabisco Board had maintained that there was no discernible stockholder interest in a spinoff of Nabisco. RJR Nabisco Chairman Charles M. Harper now concedes that there is overwhelming interest, and that a majority of the stockholders want a Nabisco spinoff. But what Mr. Harper gives with one hand, he takes away with the other. Labelling Brooke Group's present initiative "irresponsible," he says that only the RJR Nabisco Board can determine when the time is right to do the spinoff, and that now is not that time.

     Brooke Group believes that Mr. Harper's attacks upon Brooke Group and his effort to squelch discussion and consideration of the spinoff are the truly irresponsible acts. We are asking your consent to an advisory resolution telling the RJR Nabisco Board that it should work for stockholders by completing the spinoff of Nabisco now, rather than advocating further delay and standing in the way. We believe that if the Board hears, not only that stockholders want a spinoff, but that they want it now, the Board would be remiss if it did not adjust its policy to reflect stockholders' consensus.

     Brooke Group believes that, as the true owners of RJR Nabisco, you and the other stockholders of RJR Nabisco should take this opportunity to let the incumbent Board know that you think an immediate spinoff is in your best interests. At the same time, Brooke Group is asking you to help restore stockholders' rights at RJR Nabisco by voting to reinstate your right as a stockholder to call a special meeting and to remove the burdensome new written consent procedure.

     BROOKE GROUP RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS. YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED BLUE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

--------

(1) For information with respect to these analyses by stock market professionals of the value of a spinoff to RJR Nabisco's stockholders, see "-- The Spinoff Resolution." Of course, estimates of this kind are, by their nature, highly subjective and are influenced heavily by the assumptions used. These estimates are not a forecast by Brooke Group of the future trading value of any securities, and no assurance can be given that the values actually achieved in a spinoff would be the same as these estimates. No permission has been sought or received to quote from, or to refer to, published materials cited in this Solicitation Statement.

The Spinoff Resolution

     Brooke Group believes that an immediate spinoff of RJR Nabisco's remaining equity interest in Nabisco is the single most important action that the Board could take to enhance the value of your investment today. The Board, as your fiduciary, is supposed to act in the best interests of stockholders. Nevertheless, the Board has repeatedly rejected the alternative of spinning off Nabisco.

     The Board's Failed Efforts to Approve Performance and Stockholder Value

     Last year, when the Board sold a minority stake in Nabisco and used the sale proceeds to prepay debt to banks and bondholders, it claimed that this sale would be a better course of action for stockholders than a spinoff. The Board stated that the stock market would recognize the value of Nabisco and reward RJR Nabisco stockholders with a higher stock price. This year, when the Board opposed a stockholder resolution recommending a spinoff, the Board reiterated this assertion, claiming that the stock price would also be boosted by a then-pending exchange of debt securities issued by Nabisco, Inc., a wholly owned subsidiary of Nabisco ("Nabisco, Inc.") for outstanding debt securities of RJR Nabisco, Inc., a wholly owned subsidiary of RJR Nabisco ("RJRN"), by a then-proposed "reverse split" which would reduce the number of shares of Common Stock outstanding and result in securities priced at a level which would be more attractive to institutional investors and foster broker/dealer recommendations, and by a new policy of paying quarterly dividends of 37-1/2 cents per share of Common Stock. All of these transactions, the Board said, would provide tangible benefits to stockholders.

     But the last year has proven the incumbent Board wrong. The Board's financial tinkering has done nothing to improve the market price of your stock. Instead of encouraging financial markets to recognize the value of Nabisco, the Board's actions have only highlighted the extent to which the value of your investment in Nabisco is being dragged down by concerns about the tobacco business and by the overall lackluster performance of the combined company. You can see the results of the Board's strategy on the following chart, which compares the rate of return to stockholders of RJR Nabisco during the year ending on August 28, 1995, the day on which news of our involvement in RJR Nabisco first became public, with the returns enjoyed by stockholders of other domestic tobacco companies.

          ---GRAPHICAL REPRESENTATION OF ONE YEAR RATE OF RETURN TABLE
              FOR THE PERIOD AUGUST 26, 1994 TO AUGUST 28, 1995---

    (New Valley's Hart-Scott-Rodino Filing was announced on August 29, 1995)*

                          Loews ..........     44.2%
                          Philip Morris ..     32.8%
                          BAT ............     26.2%
                          American .......     23.5%
                          RJR ............    -12.0%
                          S&P Tobacco ....     28.6%
                          S&P 500 ........     20.9%
                          DJIA ...........     21.2%

Return = Stock price appreciation + dividends + interest earned on dividends (calculated using the 91-day T-Bill rate)

* The one year rate of return for stockholders of Brooke Group during this period was 190.8%, including returns on MAI Systems Corporation stock distributed to Brooke Group stockholders during 1995. This information has been omitted from the above chart as the purpose of this Solicitation Statement is not to compare Brooke Group or its management with RJR Nabisco.

     As you can see, RJR Nabisco's stock was the worst-performing of any tobacco company stock over this period. It was the only tobacco company stock to have a negative return, underperforming the S&P tobacco index by more than 40 percentage points, and significantly underperforming broader stock market indices as well.

     The poor performance of RJR Nabisco's stock is nothing new. Since the initial public offering of Common Stock on February 1, 1991, through August 28, 1995, RJR Nabisco has been the worst-performing tobacco company stock. You can see the facts for yourself:

        ---GRAPHICAL REPRESENTATION OF COMPOUNDED ANNUAL RATES OF RETURN
              FOR THE PERIOD FEBRUARY 1, 1991 TO AUGUST 28, 1995---

                     (Period from RJR's IPO to Announcement
                   of New Valley's Hart-Scott-Rodino Filing)*

                          BAT ............     11.9%
                          Philip Morris ..      9.8%
                          Loews ..........      5.9%
                          American .......      5.6%
                          RJR ............     -0.5%
                          S&P Tobacco ....      9.8%
                          S&P 500 ........     14.0%
                          DJIA ...........     14.7%

Return = Stock price appreciation + dividends + interest earned on dividends (calculated using the 91-day T-Bill rate)

* The compounded annual rate of return for stockholders of Brooke Group during this period was 29.3%, including returns on MAI Systems Corporation stock, as well as on SkyBox International Inc. stock, distributed to Brooke Group stockholders during 1995 and 1993, respectively. This information has been omitted from the above chart as the purpose of this Solicitation Statement is not to compare Brooke Group or its management with RJR Nabisco.


     While the value of the stockholders' investment has languished, notwithstanding the various actions implemented by the Board, the real beneficiaries of these actions have been RJR Nabisco's banks and bondholders. In order to maintain debt ratings at the time of the sale to the public of the minority interest in Nabisco, the incumbent directors adopted an anti-spinoff policy, declaring that they would not allow a spinoff of Nabisco until 1997 at the earliest, and that even then a spinoff of Nabisco would not be permitted before 1999 if RJR Nabisco's debt rating would fall below investment grade. The Board then reaffirmed its anti-spinoff policy -- in circumstances where it no longer made sense to do so (see discussion below) -- when proposing and implementing the debt exchange offer. In connection with this partial sale and the subsequent debt exchange offer, the Board also adopted policies restricting the amount of cash dividends that can be paid on your stock and pledging to use the proceeds of any issuance and sale of equity of RJR Nabisco, any sale of tobacco assets outside the ordinary course of business and any sale by RJR Nabisco of its Nabisco stock to prepay debt or to purchase new properties, assets or businesses. We believe that all of these policies benefit banks and bondholders, but demonstrably have not benefitted the stockholders.

     A Spinoff Now Presents the Strongest Prospect for Improved Performance and Increased Stockholder Value

     The reasons for an immediate spinoff of Nabisco are clear. RJR Nabisco currently consists of two completely unrelated businesses -- the R.J. Reynolds tobacco business and the Nabisco food business. The tobacco and food businesses have distinct financial, investment and operating characteristics. There is no good reason to conduct these unrelated businesses through a single corporate entity, and Brooke Group believes each business would operate more efficiently and more profitably if separated from the other.

     In addition, the stock market's negative view of the tobacco business, due to declining sales of tobacco in the United States, increased regulatory attention and the potential liability from tobacco-related litigation, is preventing you from enjoying the full value of your investment in RJR Nabisco. Food companies like Nabisco typically trade at much higher multiples of earnings and book value than do tobacco companies.

     The potential benefits to both businesses flowing from a separation are numerous. In the competitive and rapidly changing food business, a sharply focused management team at an independent Nabisco should be able to respond to future changes and challenges with greater flexibility and speed, without being distracted by the problems of the tobacco business. The recent decision of the Board to additionally charge John Greeniaus, the President and Chief Executive Officer of Nabisco, with responsibility for the tobacco business is only the most noteworthy example of the dilution of Nabisco management's attention and impact that has resulted from trying to combine unrelated businesses, rather than separating them. Similarly, the decision to make Nabisco an independent company should assist Nabisco in recruiting new management and other personnel who might otherwise feel reservations about joining Nabisco in view of the controversies currently surrounding the tobacco industry. By creating a stand-alone company separate from the tobacco business, Nabisco should be able to improve its consumer image and shed the negative impact that the tobacco operations have on the sale of its food products. Finally, by eliminating the need for RJR Nabisco to retain 80% control of Nabisco for tax and financial reporting purposes, a Nabisco spinoff would free Nabisco to use its common stock for acquisitions, incentive compensation and raising capital, which Brooke Group believes would enhance Nabisco's competitive position.

     A spinoff of Nabisco would similarly afford R.J. Reynolds the opportunity to operate under the direction of focused managers. Mr.Harper and Mr. Greeniaus, the two top executives at RJR Nabisco today, are both life-long food company managers, but neither is experienced in the tobacco business. The absence of strategic direction from the top, in Brooke Group's view, is one of the major factors contributing to the prolonged slide in R.J. Reynold's market share, both in the United States and abroad. As a separate company, R.J. Reynolds would be better able to attract and retain top management with a deep knowledge of the challenges and opportunities in the tobacco business. Independence would also give R.J. Reynolds greater flexibility in structuring additional equity and debt financings and in pursuing other business opportunities, and in developing stock-based management incentives tied solely to results of tobacco operations. Separation of the food business would also free R.J. Reynolds from the threat of consumer boycott and similar initiatives, and allow it to address more aggressively the spectrum of legal and political issues which confront the tobacco industry.

     All of this means that there is a tremendous opportunity to unlock value for stockholders by separating RJR Nabisco into two independent, publicly-held companies -- R.J. Reynolds and Nabisco. This could be accomplished by the Board acting now to spin off all of RJR Nabisco's remaining interest in Nabisco to you and the other RJR Nabisco stockholders. The stock market would then be free to evaluate the two businesses separately, recognizing the inherent value of each business, and the businesses themselves would be able to run more rationally and efficiently.

     Scientific studies have confirmed the benefits of spinoffs to stockholders. A study published in the Journal of Financial Economics in 1993, analyzing the results of 161 spinoffs over a twenty-three year period ending in 1988, demonstrated that shares of spun-off companies rose an average of 52% in the two years following the spinoff, and an average of 76% in the three years following the spinoff, significantly exceeding the stock market performance of firms matched on the basis of market value and industry classification during that period. The study also showed that the parents of the spun-off companies significantly outperformed comparable firms over the two years following the spinoff.(2)

     The benefits of spinoffs demonstrated by this study have been confirmed by other empirical analyses. According to a recent article in Barron's, a study by J.P. Morgan of 77 spinoffs since 1985 shows that spun-off companies outperformed the overall stock market by 20% in their initial 18 months on their own.(3)

     The managements of many public companies have used spinoffs to enhance stockholder value. The number of spinoffs has been increasing dramatically, and the companies announcing spinoffs recently have included giants like AT&T, ITT, Sears, General Motors, W.R. Grace and The Limited. The following chart shows the volume of completed U.S. spinoffs since 1991, as well as the volume of spinoffs announced in 1995.

            ---GRAPHICAL REPRESENTATION OF VOLUME OF U.S. SPINOFFS---

                                1991    1992     1993     1994     1995
                                ----    ----     ----     ----     ----
                                      (U.S. Dollars in Billions)
      Completed (through
        10/15/95) .........      4.6     5.7     14.2     23.4     25.6
      Pending .............      --      --       --       --      39.0*
      --------
Source: Barron's and Securities Data Company
* Pending spinoffs exclude the pending AT&T spinoff, as well as the spinoff announced November 1, 1995 by Premark International of its Tupperware business

     The experience of AT&T -- where the stock price increased by 10% on a single day upon announcement of a spinoff plan and has risen by a total of 29% to date -- is only the most recent example of the way that spinoffs can enhance stockholder value.

--------
(2) Patrick J. Cusatis, James A. Miles and J. Randall Woolridge, "Restructuring through spinoffs: The stock market evidence," Journal of Financial Economics 33 (1993) 293-311.

(3) Andrew Bary, "Spin Doctors: More managements view spinoffs as Rx for enhancing share values," Barron's, October 23, 1995.

     RJR Nabisco Chairman Harper, however, is a non-believer. On November 2, 1995, citing unidentified investment bankers retained by RJR Nabisco, Mr. Harper told Bloomberg Business News that a spinoff of Nabisco would provide only a 5% to 10% increase in stock value, and that "if we could get two bucks added (to the current price), we would do that tomorrow--but we will not take unreasonable risks."

     Many respected stock market analysts disagree with Mr. Harper and believe that RJR Nabisco's stockholders could achieve far better results from a spinoff of Nabisco -- gaining as much as 50% or more in the value of their Common Stock, based on the $26.75 closing price per share of Common Stock on the New York Stock Exchange on August 28, 1995, the day before the first public announcement of our involvement in RJR Nabisco. Brooke Group believes that you should consider the views of these investment professionals:

     o In an October 13, 1995 research report, Gary Black of Sanford C. Bernstein & Co., Inc., who was selected by this year's Institutional Investor magazine poll as the first team All-American tobacco industry analyst, computed a value of $43 per share of Common
          Stock -- a 60% gain -- if Nabisco is spun off and RJR Nabisco's dividend is increased from the current level of $1.50 per share to $1.65 per share.

     o On September 26, 1995, Diana Temple, a tobacco industry analyst at the well-known investment bank, Salomon Brothers Inc, and an Institutional Investor runner-up, calculated a value of $40.40 per share of Common Stock -- a 51% gain -- for a spinoff of Nabisco, even without an increase in RJR Nabisco's dividend.

     o Ronald B. Morrow of Rodman & Renshaw, Inc., a respected investment research company, was even more optimistic in his September 26, 1995 report to investors, estimating a value of $60.50 per share for the Common Stock -- a 126% gain -- in a break-up scenario that included a sale of foreign tobacco operations as well as a spinoff of Nabisco.

     Our own actions have demonstrated the strength of our conviction that a spinoff will enhance stockholder value at RJR Nabisco. Brooke Group and its affiliates have invested nearly $150 million in RJR Nabisco Voting Securities, and have no economic interest in the Proposals other than through their ownership of RJR Nabisco Voting Securities. Brooke Group has pledged that it will not accept any form of greenmail from RJR Nabisco during its solicitation of consents with respect to the Proposals, and that it will terminate the solicitation of consents if RJR Nabisco irrevocably commits to immediately spin off its remaining equity interest in Nabisco.

     The Board's Opposition to a Spinoff Now

     The Board has stated that a spinoff "must preserve the financial integrity of both the food and tobacco businesses." Although the Board does not state that a spinoff would imperil the financial integrity of either the food or tobacco businesses, the implication of the Board's recent remarks is that a spinoff might have such an effect.

     Brooke Group believes that Nabisco is well positioned to be spun off and move forward successfully as an independent company, as evidenced by recent analysts' reports. A November 1, 1995 research report by Bear, Stearns & Co. Inc. gives Nabisco an "Attractive" rating and states that the "quality of the company's earnings is high." On November 3, 1995, Fitch Investors Service ("Fitch") noted that, following a spinoff, "Nabisco's 'BBB/F-2' ratings could, over the long term, be strengthened," and in fact "could improve markedly but will be influenced by subsequent developments."

     Nor do the circumstances suggest that the tobacco business's financial integrity will be compromised by a spinoff. The Board has asserted that the Nabisco spinoff is impracticable because of the "binding financial commitments" that RJR Nabisco has made in the past. The Board has raised the spectre of possible litigation by bondholders to enjoin a spinoff. But the only "binding commitments" which RJR Nabisco has disclosed are certain covenants in RJRN's bank credit agreement, which support's $286 million of commercial paper outstanding as of September 30, 1995. Brooke Group believes that this relatively small indebtedness could be readily refinanced to eliminate any impediment to a spinoff of Nabisco.

     As the Board well knows, the policies voluntarily adopted by the Board to delay a spinoff, restrict the payment of dividends and to restrict the use of proceeds of stock and asset sales are entirely non-binding. They are not the equivalent of a bond indenture or other legally binding agreement, and the Board can rescind them at any time. In its Form 10-K for 1994, filed with the SEC on March 1, 1995, and in the Form S-4 Registration Statement filed with the SEC in connection with the debt exchange offer, Nabisco describes the RJR Nabisco Board's spinoff-delay policy, but notes that RJR Nabisco does not have an agreement with Nabisco not to sell or distribute the Nabisco stock its holds, and that "there can be no assurance concerning the period of time during which [RJR Nabisco] will maintain its beneficial ownership" of Nabisco stock. Indeed, in discussions with Brooke Group representatives earlier this year (see "Background"), representatives of RJR Nabisco confirmed the non-binding nature of these policies and stated that the Board could and would change the policies in response to changed business circumstances.

     These anti-spinoff policies have outlived their usefulness. In large measure, the original reason for the anti-spinoff policy was to assure cash flow from Nabisco to RJRN -- because essentially all of RJR Nabisco's consolidated debt was lodged there. This RJRN debt has been reduced, however, by more than $4 billion through the debt exchange offer and related refinancings, which made Nabisco, Inc. the obligor on this debt. The debt service coverage of RJRN's debt was enhanced and Nabisco can well service the $4 billion of debt incurred. As a consequence, there was no need for the Board to reiterate its anti-spinoff policy. Indeed, RJRN's debtholders are better off, as far as we can see, based on coverage, and the Nabisco debtholders benefit from the quality of Nabisco's cash flow.

     Brooke Group recognizes, of course, that rating agencies such as Standard & Poor's and Moody's are naturally conservative and at times reluctant to embrace change. The Fitch report which noted the potential for improvement in Nabisco's ratings, opined that the post-spinoff tobacco business's ratings would likely be downgraded unless the company "demonstrate[s] that it has adequate cash and other resources to satisfy its obligations to its bondholders in the unlikely event of a significant tobacco judgment." While we do not expect the rating agencies to applaud the spinoff of Nabisco, we do expect that, particularly with the passage of time following a spinoff, the agencies will give a fair rating to the debt of the separated food and tobacco companies.

     Brooke Group believes that a spinoff of Nabisco would not harm, and might improve, the position of bondholders and other creditors of RJR Nabisco. As Michael Dahood, a tobacco industry credit analyst for Rodman & Renshaw, Inc., stated in an October 24, 1995 research report: "An eventual spin-off or other separation of [Nabisco] would have some benefits for RJR Nabisco creditors, including lowering absolute debt levels and related interest expense and capital spending requirements." A spinoff would reduce the absolute level of RJR Nabisco's consolidated debt by about $4 billion, or more than 40%, and would reduce RJR Nabisco's consolidated debt-to-equity ratio as well. Since Nabisco represented only about one-third of RJR Nabisco's total EBITDA in 1994, but now contains more than 40% of RJR Nabisco's consolidated debt, consolidated cash flow coverage ratios for RJR Nabisco would also improve as a result of the spinoff. More to the point, as described above, the spinoff can be expected to result in improved operating performance by both the tobacco and food businesses in future years, benefitting creditors as well as stockholders.

     There is, thus, a strong case to be made that investment grade ratings would be retained by both the food and tobacco companies following a spinoff of Nabisco. In the final analysis, however, Brooke Group does not believe that investment grade ratings are necessary to either Nabisco or, particularly, the tobacco company.

     The Board has also asserted that the Nabisco spinoff is not appropriate at this time because of the "current litigative situation," and has specifically expressed concern that implementation of the spinoff might be delayed, to the financial detriment of RJR Nabisco stockholders, by litigation. We understand the Board's remarks as reflecting a fear that plaintiffs in pending tobacco product liability cases might seek to enjoin the spinoff by alleging that it constitutes a fraudulent conveyance. The effect of the Board's position, in refusing to act because of the fear that an injunction may be sought, is the same as if the injunction had been obtained. Brooke Group finds the Board's view to be singularly misguided, because neither Brooke Group--nor, based on its public disclosure, RJR Nabisco--believes that an injunction barring the spinoff is likely to be issued.

     The key element of any potential lawsuit to enjoin the spinoff would be the allegation that RJR Nabisco either (i) is insolvent prior to attempting to effectuate the spinoff or (ii) would be rendered insolvent by the spinoff. A plaintiff seeking an injunction would have to show a high probability of establishing one or the other of the foregoing propositions at trial. Legal scholars at Harvard Law School and Columbia University were quoted in the New York Times on November 4, 1995 as expressing acute skepticism that such a showing could be made, or that an injunction against the spinoff would be issued. RJR Nabisco's 1994 annual report contains an unqualified report from RJR Nabisco's auditors and includes a statement that management believes that the outcome of all pending litigation will not have a material adverse effect on RJR Nabisco's financial position. This statement was recently reiterated in RJR Nabisco's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 (the "1995 Third Quarter 10-Q"), filed on October 31, 1995. These disclosures are based upon more than 40 years of favorable litigation experience in the defense of tobacco product liability claims.

     We agree with this conclusion. RJR Nabisco Chairman Harper, however, apparently disagrees with his company's own SEC disclosure. On November 2, 1995, Mr. Harper told BBN that tobacco product liability plaintiffs had "decent odds" of getting an injunction enjoining a spinoff of Nabisco. Mr. Harper's remarks are, in our view, an irresponsible scare tactic intended to frighten stockholders into withholding support for Brooke Group's solicitation and supporting, instead, the do-nothing posture of the Board.

     We heartily disagree with the Board's timidity in the face of potential litigation, which has produced a paralysis detrimental to stockholders' interests. The full potential of the food and tobacco businesses, and the full value of stockholders' investment, are being held hostage by the Board because of a remote litigation contingency. Brooke Group believes there are valid and compelling business reasons to do the spinoff now. Brooke Group believes that delay by the Board will cause further erosion in the performance and competitive positions of both the food and tobacco companies. We are unable to discern in the Board's position any suggestion of when or how the "litigative situation" might become one in which the Board would comfortably act to authorize a spinoff, especially in light of the fact that the tobacco product liability plaintiffs' bar, as recently reported in the New York Times, has threatened "to file tens of thousands of individual lawsuits around the country" if their present class action is not certified. The Board's position is, in our view, merely a recipe for open-ended delay.

     RJR Nabisco has publicly disclosed that it has acted and has been acting to assure a tax-free spinoff. For example, in this year's proxy statement, filed with the Securities and Exchange Commission (the "SEC") on March 20, 1995, RJR Nabisco's management stated that the partial sale of Nabisco and the subsequent exchange offer for RJRN debt were "structured in a manner that preserves the option of separating such businesses on a tax-free basis." As recently as October 9, 1995, a tobacco industry analyst employed by RJR Nabisco's investment banker stated in a published report that RJR Nabisco's management had assured him that "all tax-related preconditions" to a spinoff of Nabisco "had been addressed."

     Recently, Mr. Harper cautioned that, "The more [Brooke Group's} actions focus attention on the non-business-related aspects of such a [spinoff] transaction . . . the greater the likelihood that a development will arise to jeopardize . . . a spin-off." Any enhancement of the stock price, however, would follow from and reflect the enhanced potential for improved business performance. The separation of RJR Nabisco's food business from tobacco would unlock the value in RJR Nabisco's depressed stock price by creating two distinct, unaffiliated companies, each better able to operate and achieve strong results in their respective businesses.

The Bylaw Amendment

     What did the incumbent directors do when they heard calls for a spinoff? Brooke Group believes the responsible reaction would have been for the Board to meet with stockholders and to work with stockholders for the enhancement of value through a spinoff.

     Instead, the Board took the opposite approach. The Board moved to silence stockholders by making it more difficult for you to vote on a spinoff. The Board amended the Bylaws -- without a stockholder vote -- eliminating the stockholders' right to call a special meeting and imposing burdensome new requirements for stockholders who seek to act by written consent without a meeting. This disturbing action was taken unilaterally and in secrecy, without informing stockholders that their rights, which had existed since RJR Nabisco's stock was offered to the public in 1991, were being stripped away.

     Fortunately, you have certain legal rights that the Board cannot take from you without stockholders' permission. RJR Nabisco's stockholders still have the power to act by written consent to restore their right to call a meeting. Brooke Group urges you and the other stockholders to exercise this power by giving your CONSENT to the Bylaw Amendment on the enclosed BLUE consent card.

     The Bylaw Amendment also includes the repeal of each provision of the Bylaws or amendment thereto adopted by the incumbent Board after October 31, 1995. The reason for this proposed repeal is to address the possibility that the RJR Nabisco Board may have taken, and not yet publicly disclosed, other actions, in addition to the Bylaw amendments described above, that might impair the exercise of stockholder democracy, or that the Board may take such actions during the pendency of this solicitation. Since Brooke Group by definition cannot now know of these Bylaws or amendments, it is impossible at this point to identify or describe them specifically. However, an example of such a Bylaw provision would be a provision purporting to impose additional delays or administrative requirements in order to effectuate stockholder consent proposals.

     The 1995 Third Quarter 10-Q, filed on October 31, 1995, includes the Bylaws as an exhibit. Accordingly, Brooke Group assumes that the Bylaws filed with this Form 10-Q were current as of that date, and the Bylaw Amendment would not repeal any provision of the Bylaws that was publicly disclosed prior to that date, other than as specifically described herein. However, any amendment to the Bylaws adopted by the Board since October 31, 1995 and prior to the effectiveness of the Bylaw Amendment would be repealed. There are no provisions in the Bylaws or in RJR Nabisco's Amended and Restated Certificate of Incorporation restricting the stockholders' ability to amend or repeal provisions of the Bylaws without the consent of the Board. Although, to Brooke Group's knowledge, there is no Delaware precedent precisely on point, Brooke Group is confident this repeal is enforceable. If it were not, Bylaws adopted by RJR Nabisco would not automatically be repealed, but would be subject to challenge in court.

                            SOLICITATION OF CONSENTS

     Solicitation of consents may be made by the directors, officers, investor relations personnel and other employees of Brooke Group and its subsidiaries and affiliates, none of whom will receive additional compensation for such solicitation. Consents may be solicited by mail, courier service, advertisement, telephone or telecopier and in person.

     In addition, Brooke Group has retained Georgeson to assist in the solicitation, for which Georgeson is entitled, under certain circumstances, to receive a fee of up to $150,000, plus its reasonable out-of-pocket expenses. Brooke Group has also agreed to indemnify Georgeson against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws. It is anticipated that Georgeson will employ approximately 30 persons to solicit stockholders.

     Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of RJR Nabisco Voting Securities. Brooke Group and its affiliates will reimburse these record holders for customary clerical and mailing expense incurred by them in forwarding these materials to the beneficial owners.

     The cost of the solicitation of consents to the Proposals will be borne by Brooke Group. Brooke Group will seek reimbursement for such expenses from RJR Nabisco. Costs incidental to the solicitation of consents include expenditures for printing, postage, legal and related expenses, and are expected to be approximately $__________.

                                CONSENT PROCEDURE

     Section 228 of the Delaware General Corporation Law (the "DGCL") states that, unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded. RJR Nabisco's certificate of incorporation does not prohibit stockholder action by written consent.

     Section 213(b) of the DGCL provides that if no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. Notwithstanding the foregoing, on August 21, 1995, RJR Nabisco amended its Bylaws to provide that a stockholder seeking to have the stockholders of RJR Nabisco authorize or take corporate action by written consent is required to request the RJR Nabisco Board to fix a record date. The RJR Nabisco Board is required to promptly, but in all events within 10 days after the date on which the request is received, adopt a resolution fixing the record date for the solicitation (which may not be more than 10 days after the date of the resolution). The Record Date for this solicitation of written consents is __________, 1995.

     If the Proposals are adopted pursuant to the consent procedure, prompt notice must be given by RJR Nabisco pursuant to Section 228(d) of the DGCL to stockholders who have not executed consents.

Effectiveness and Revocation of Consents

     The Proposals will become effective when properly completed, unrevoked consents are signed by the holders of record as of the Record Date of a majority of the voting power of the then outstanding RJR Nabisco Voting Securities and such consents are delivered to RJR Nabisco, provided that the requisite consents are so delivered within 60 days of the date that the earliest dated consent was delivered to RJR Nabisco.

     An executed consent card may be revoked at any time by marking, dating, signing and delivering a written revocation before the time that the action authorized by the executed consent becomes effective. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card which is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered either to Brooke Group, in care of Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, or to RJR Nabisco at 1301 Avenue of the Americas, New York, New York 10019 or any other address provided by RJR Nabisco. Although a revocation is effective if delivered to RJR Nabisco, Brooke Group requests that either the original or photostatic copies of all revocations of consents be mailed or delivered to Brooke Group as set forth above, so that Brooke Group will be aware of all revocations and can more accurately determine if and when the requisite consents to the actions described herein have been received.

Consents Required

     According to the 1995 Third Quarter 10-Q, there were 272,693,625 shares of Common Stock, 26,675,000 shares of PERCS and 15,082,650 shares of ESOP Preferred Stock outstanding at September 30, 1995. Each share of Common Stock entitles the Record Date holder to one vote on the Proposals. Each share of PERCS and ESOP Preferred Stock entitles the Record Date holder to one-fifth of a vote on the Proposals, voting together as a single class with the holders of Common Stock. Accordingly, based on the information in the 1995 Third Quarter 10-Q, written consents by holders representing approximately 140,522,578 shares of Common Stock, or shares of Common Stock and other RJR Nabisco Voting Securities aggregating 140,522,578 votes, will be required to adopt and approve each of the Proposals.

Special Instructions

     If you were a record holder as of the close of business on the Record Date, you may elect to consent to, withhold consent to or abstain with respect to each Proposal by marking the "CONSENTS", "DOES NOT CONSENT" or "ABSTAINS" box, as applicable, underneath each such Proposal on the accompanying BLUE consent card and signing, dating and returning it promptly in the enclosed postage-paid envelope.

     IF THE STOCKHOLDER WHO HAS EXECUTED AND RETURNED THE CONSENT CARD HAS FAILED TO CHECK A BOX MARKED "CONSENTS", "DOES NOT CONSENT" OR "ABSTAINS" FOR EITHER OR BOTH OF THE PROPOSALS, SUCH STOCKHOLDER WILL BE DEEMED TO HAVE CONSENTED TO SUCH PROPOSAL OR PROPOSALS.

     BROOKE GROUP RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS. YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED BLUE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

     If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a consent with respect to your shares and only upon receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions for the BLUE consent card to be signed representing your shares. Brooke Group urges you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Brooke Group in care of Georgeson at the address set forth above so that Brooke Group will be aware of all instructions given and can attempt to ensure that such instructions are followed.

                                   BACKGROUND

     On October 31, 1994, RJR Nabisco announced that it would undertake an initial public offering of approximately 19% of Nabisco and use the proceeds of the offering to repay bank debt. RJR Nabisco's announcement also stated that RJR Nabisco anticipated initiating a regular quarterly dividend of 37-1/2 cents per share of Common Stock (adjusted for the 1-for-5 reverse stock split completed by RJR Nabisco on April 12, 1995). RJR Nabisco also announced that, in connection with these developments, the Board had set limits on the dividend payout for the next four years and that an eventual spinoff of Nabisco to stockholders would not be considered for at least two years. In subsequent filings, RJR Nabisco disclosed that the Board had passed a resolution adopting a policy precluding a spinoff of Nabisco until 1997 at the earliest, and stating that a spinoff of Nabisco would not be permitted before 1999 if RJR Nabisco's debt ratings would fall below investment grade. The partial sale of Nabisco was consummated on January 26, 1995.

     On March 11, 1995, it was announced that Nabisco, Inc. would exchange approximately $1.9 billion aggregate principal amount of debt securities issued by Nabisco, Inc. for approximately $1.9 billion aggregate principal amount of notes and debentures of RJRN. According to documents filed by Nabisco, Inc. and RJRN with the SEC with respect to the exchange offer, the purpose of these transactions was to permit Nabisco and Nabisco, Inc. to establish long-term borrowing capacity independent of RJRN and to reduce intercompany debt by approximately $4.0 billion. The exchange offer documents reiterated the Board's anti-spinoff policy. They also disclosed that the Board had adopted additional policies providing that until December 31, 1998, RJR Nabisco will limit the aggregate amount of cash dividends on its capital stock and will use the proceeds of any issuance and sale of equity of RJR Nabisco, any sale of tobacco assets outside the ordinary course of business and any sale by RJR Nabisco of its Nabisco stock to prepay debt or to acquire new properties, assets or businesses.

     At the annual stockholders meeting on April 12, 1995, stockholders voted down a stockholder proposal to spin off Nabisco. In its arguments against a spinoff, the Board stated in the proxy statement that as part of its initiative to have the market recognize the value of RJR Nabisco's stock, it had sold slightly less than 20% of Nabisco to the public, declared a 37 1/2 cent quarterly dividend, and adopted certain anti-dividend and anti-distribution policies.

     On May 19, 1995, Bennett S. LeBow, the Chairman of the Board and Chief Executive Officer of Brooke Group, met with Charles M. Harper, the Chairman of the Board and Chief Executive Officer of RJR Nabisco. In this meeting, Mr. LeBow recommended to Mr. Harper that RJR Nabisco spin off its remaining 80.5% equity interest in Nabisco. Mr. Harper informed Mr. LeBow that there were several issues which made it difficult for RJR Nabisco to effect a spinoff. Mr. LeBow suggested that Brooke Group's domestic tobacco subsidiary, Liggett Group Inc. ("Liggett"), was uniquely positioned to assist RJR Nabisco in effecting a spinoff. Mr. Harper expressed tentative interest in the spinoff concept, as so presented, and suggested that representatives of Brooke Group and RJR Nabisco meet to explore the spinoff in greater detail. Subsequently, on May 22, 1995 and May 24, 1995, representatives of Brooke Group met with representatives of RJR Nabisco to review particular aspects of the spinoff and the relationship between the spinoff and other aspects of RJR Nabisco's business strategy. The RJR Nabisco representatives indicated skepticism about whether the spinoff would increase stockholder value. They also expressed concerns about the possibility that the spinoff would be challenged as a fraudulent conveyance (although asserting that such a challenge would be without merit), and would be contrary to the policy previously adopted by the RJR Nabisco Board with respect to a spinoff. At these meetings, Brooke Group's representatives set forth Brooke Group's view that the risks, to the corporation and to the directors personally, attending a spinoff of Nabisco were negligible.

     Brooke Group's representatives also stated that, in the event the incumbent directors of RJR Nabisco were unwilling to take action to spin off Nabisco as a result of these concerns, Brooke Group would be willing to engage in a transaction to effect the spinoff, pursuant to which (i) the tobacco interests of Liggett would be combined with RJR Nabisco's tobacco business, (ii) the incumbent RJR Nabisco directors would be replaced by nominees of Brooke Group and (iii) the Brooke Group nominees would vote to spin off Nabisco. RJR Nabisco's representatives responded that they perceived at least two obstacles to Brooke Group's proposal: first, they suggested that, based upon the small number of votes cast in favor of the stockholder proposal at the 1995 annual meeting, there was little stockholder interest in an immediate spinoff of Nabisco; and, second, they suggested that Brooke Group, on its own, was not sufficiently credible as a merger partner. RJR Nabisco's representatives stated that these deficiencies would, in their view, cause the incumbent RJR Nabisco directors to be named as defendants in a fraudulent conveyance action even if a slate of directors proposed by Brooke Group actually authorized and implemented the spinoff. RJR Nabisco's representatives did, however, indicate that they would be interested to hear from Brooke Group how it might propose to address these obstacles, and suggested that the parties might speak in several months, after RJR Nabisco had completed its debt exchange offer.

     On June 5, 1995 the debt exchange offer was consummated. In connection with the exchange, Nabisco, Inc. and RJRN replaced their existing credit agreements with new credit facilities, Nabisco, Inc. used the proceeds of borrowing under its new credit facility to repay substantially all of its remaining intercompany debt to RJRN, and RJRN used the cash proceeds received from Nabisco, Inc., together with additional borrowings under its new credit agreement, to repay all outstanding borrowings under its old credit facilities.

     Representatives of RJR Nabisco and Brooke Group next met on July 19, 1995. At this meeting, Brooke Group's representatives reiterated their belief that an immediate spinoff of Nabisco was in the best interests of RJR Nabisco's stockholders and should be implemented by the RJR Nabisco Board. Brooke Group's representatives also attempted to address the two concerns raised by RJR Nabisco's representatives on May 24, 1995. At the conclusion of this meeting, RJR Nabisco's representatives stated that they would continue to evaluate the spinoff matter and asked for additional information from Brooke Group concerning the economics of a possible merger with Liggett to implement the spinoff, which was provided shortly thereafter.

     On August 11, 1995, New Valley Corporation, an affiliate of Brooke Group ("New Valley"), filed a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR") with respect to the potential acquisition of up to 15% of the outstanding voting securities of RJR Nabisco. On the same date, as required by the HSR, New Valley notified RJR Nabisco of this filing.

     Thereafter, representatives of RJR Nabisco contacted representatives of Brooke Group and requested another meeting for the purpose of reviewing in greater detail information concerning the value of Liggett. This meeting took place on August

22, 1995. At this meeting, which for the first time included financial advisors to RJR Nabisco, Brooke Group's representatives responded to questions raised by RJR Nabisco's representatives and expressed their view of Liggett's value. Brooke Group's representatives underscored Brooke Group's interest in effectuating a spinoff of Nabisco.

     On August 21, 1995, without informing Brooke Group or the public, the Board amended the Bylaws to eliminate the stockholders' right to call a special meeting and to impose burdensome new requirements for stockholders who seek to act by written consent without a meeting. The new procedure in the Bylaws for stockholders to act by written consent requires any stockholder who seeks to act by written consent to notify the Secretary of RJR Nabisco and to request the Board to fix a record date. The Board then has 10 days to adopt a resolution fixing a record date (which may be up to 10 days from the date of such resolution). The new procedure also provides for the hiring of inspectors to perform a "ministerial review" of written consents received by RJR Nabisco before any action by written consent may become effective.

     On August 29, 1995, the Federal Trade Commission notified Brooke Group and RJR Nabisco that the waiting period under the HSR Act with respect to Brooke Group's HSR notification had been terminated. Later that day, RJR Nabisco issued a press release in which RJR Nabisco stated, among other things, that it had determined that Brooke Group's proposal was "neither viable nor in the best interests of RJR Nabisco's shareholders."

     On September 7, 1995, The Wall Street Journal reported that, in response to inquiries regarding public speculation that Brooke Group might seek to call a special meeting of stockholders, a spokeswoman for RJR Nabisco had asserted that only the Chairman or the Board of Directors of RJR Nabisco had the right to call a special meeting. Following this report, a number of prominent stock market analysts speculated publicly that the Board had amended the Bylaws to eliminate the right of stockholders to call a special meeting. On September 20, 1995, Reuters reported that a spokeswoman for RJR Nabisco had confirmed this speculation. In this report, the spokeswoman was quoted as saying that RJR Nabisco had eliminated stockholders' right to call a meeting in order to "make [the Bylaws] more consistent with other companies." She declined to comment on when this amendment had been made, nor did RJR Nabisco disclose that the Board had also amended the Bylaws to add the new written consent procedure.

     On October 17, 1995, Brooke Group and its wholly-owned subsidiary BGLS entered into an agreement with High River, an entity owned by Carl C. Icahn. New Valley also entered into a separate agreement with High River at that time. Pursuant to each of these agreements, the parties agreed to take certain actions designed to cause RJR Nabisco to effectuate a spinoff of Nabisco at the earliest possible date, although neither High River nor Mr. Icahn is a participant in this solicitation of consents. See "Certain Information Concerning Brooke Group."

     On October 30, 1995, Bennett S. LeBow, the Chairman of the Board and Chief Executive Officer of Brooke Group, sent the following letter to each of the members of the RJR Nabisco Board:

          We at Brooke Group Ltd. believe that it's time to spin off Nabisco. We believe that the market value of RJR Nabisco can be increased by as much as 50% as a result of a spinoff. The immediate and significant increase in value that can be obtained for the Company's stockholders is recognized by most knowledgeable investors.

          Earlier this year, however, the Board vigorously opposed a resolution proposed at the annual meeting by two stockholders that would have recommended that management take steps to separate the tobacco and non-tobacco businesses. The Board's stated reasons for opposing this initiative were its prediction that the Company's stock would be boosted by the 1994 partial sale of Nabisco and by the Company beginning to pay a quarterly dividend of 37-1/2 cents. Notably, the Board expressed its desire not to be constrained by any specific program or timetable, putting off action into the vague future. Since the Board's defeat of this small group of stockholders, the Board has touted its victory as a sign that stockholders do not want a spinoff. What the Board now ignores is that its predictions about the benefits to our stock price were totally wrong.

          Last year's sale of less that 20% of Nabisco has done nothing to improve RJR Nabisco's stock price. The real beneficiaries were the banks and bondholders. In order to maintain debt ratings at the time of the sale, the Board adopted an anti-spinoff policy, declaring that they would not allow a spinoff of Nabisco until 1997 at the earliest, and that even then they would not allow a spinoff before 1999 if RJR Nabisco's debt ratings would fall below investment grade. While the banks and other creditors benefit from this policy, it is harming the stockholders.

          The Company's stock price has continued to suffer, as you well know. Rather than addressing its problems forthrightly through a complete separation of the tobacco and food businesses, the Company has resorted repeatedly to half-measures and quick fixes. Recently, the Board put John Greeniaus, the head of Nabisco, in charge of its faltering tobacco business. At that time, RJR Nabisco's spokeswoman admitted: "It's clear that we need to strengthen our share performance. . . . That's one reason why the marketing expertise of John Greeniaus could bring some additional talent to that operation." When it was pointed out to her that this change would be short-term if there was a spinoff, she commented: "There's nothing temporary about this. We have no plans to split this company."

          In moving John Greeniaus to cover both tobacco and foods, the Board is diluting his attention and impact, and impractically trying to meld unrelated businesses rather than sensibly split them. It is worth noting that Nabisco's current earnings have slipped below expectations. Most recently, the Company announced that it expects poor performance for the rest of 1995 and through 1996.

          In the face of mounting evidence that its strategy has failed, the Board apparently is no longer willing to let stockholders' voices be heard. Soon after we presented the management with our spinoff proposal, the Board acted secretly to eliminate the right of stockholders to call a special meeting. When first asked by the press about the right to call a special meeting the Company's spokeswoman maintained that "only the Chairman or the board of directors can call a special meeting." This was ill-advised lack of candor. When the secret action to cut out stockholder rights came to light, the Company's spokeswoman then attempted to justify it by claiming that the Board "changed the bylaws to make them more consistent with other companies." This flimsy pretext cannot disguise the true nature of the Board's grab for power -- which deprives stockholders of a right that RJR Nabisco's bondholders continue to hold -- the right to convene a special meeting at which they can express their views to management.

          We and our affiliates hold a major position in RJR Nabisco stock. We have entered into a binding agreement with Carl Icahn, who has agreed to support our efforts. Together, we currently hold approximately 13 million RJR Nabisco shares, making us the Company's second largest stockholder, based on publicly available information. Other dissatisfied stockholders have indicated publicly that they are interested in a spinoff.

          We are today requesting a stockholders' list. In the next few days we will be filing materials with the Securities and Exchange Commission for a solicitation of stockholders. We will be soon asking them to adopt a resolution advising the Board to spin off Nabisco. We will also be asking them to vote to roll back the change in the Company's by-laws to once again allow stockholders to be able to call special meetings. We believe, as you must have when you changed the Company's by-laws, that 25% or more of the outstanding shares would have acted to call a special meeting, as permitted under the old by-laws, to express their interest in a spinoff. In our impending solicitation, we believe that other dissatisfied stockholders will join that nucleus.

          There have been numerous reports by analysts and in the press which indicate that the Board members' misguided fears of personal liability are preventing the Board from entertaining and effectuating a spinoff. Recent events have lent credence to these reports.

          We believe that any actions the Board may take which would, directly or indirectly, make it more difficult to effect a spinoff would be contrary to the Board's fiduciary obligations to the stockholders, reflecting the Board's effort, at the expense of the stockholders, to avoid a risk of personal liability which we believe to be negligible. Should the Board undertake any such actions, we will hold the directors personally accountable and will strive, among other things, to assure that such self-interested conduct is not indemnified by the Company or otherwise underwritten by the stockholders.

          As we indicated above, after our last meeting with you, the Board acted in secret, behind the backs of the stockholders, to restrict the ability of stockholders to take action at a special meeting, and then the management attempted to mislead the press. Given the spotlight of public scrutiny now upon you, we doubt that you would give serious thought to any further such actions without notice to and approval of the stockholders. Rest assured that we will react vigorously to prevent or nullify any Board action which in our view makes more difficult the free exercise of stockholder choice to spin off Nabisco.

          We believe that it is time to spin off Nabisco, and that the stockholders are entitled to the benefits of a spinoff now. We will be proposing a slate of Directors for the annual meeting next year to facilitate implementation of a spinoff resolution -- if the Board does not follow the stockholders' advice. The Company's by-laws require us to propose a slate by November 20, 1995, and we will be doing so to avoid losing any rights. However, if the Company unequivocally commits to effect a spinoff immediately, we will happily terminate our solicitation of stockholders.

     On October 31, 1995, Liggett caused its nominee, Cede & Co., to deliver to RJR Nabisco a demand for a stockholder list and certain other information. Later that day, Mr. LeBow received a letter from Charles M. Harper, the Chairman of the Board of RJR Nabisco, reading in full as follows:

          The RJR Nabisco board of directors has met to consider your October 30 letter demanding an immediate separation of our food and tobacco businesses. The board rejects your demand and your characterization of its position. As you know, the board has been and continues to be fully committed to a spin-off of Nabisco Holdings Corp. The board will accomplish a spin-off just as soon as it is able to determine that the spin-off is in the best interests of all the shareholders and consistent with the corporation's commitments.

          There is absolutely no need for a shareholder referendum on the spin-off question. Based on discussions with shareholders, we know that a majority are in favor of a spin-off just as soon as it can be reasonably accomplished. In short, they agree with the board's position on this matter.

          The board has considered several significant transactions in the past few years that would have resulted in a spin-off of Nabisco Holdings. However, before being able to proceed, serious issues arose that forced the corporation to not go forward. In order for a spin-off to be in the best interests of the shareholders, it must meet three conditions:

          o    It must be tax-free;

          o It must be accomplished in a manner that avoids long litigation delays and the resulting uncertainty that would erode shareholder value; and

          o It must preserve the financial integrity of both the food and tobacco businesses.

          The board has periodically reviewed the spin-off issue and has consulted with independent financial, tax and legal advisors and, to repeat a point that needs no repeating, the board continues to be in favor of a spin-off. Again, the board has authorized me to inform you and all the shareholders that the corporation will spin-off Nabisco Holdings as soon as the spin-off can be completed in a manner that the board determines is in the best interests of the shareholders and is consistent with the corporation's commitments.

          Your threatened consent solicitation would, if carried out, endanger this company's ability to successfully effect a spin-off at what would be the right time. The more your actions focus attention on the non-business-related aspects of such a transaction and the more your actions ignore the current litigative situation, the greater the likelihood that a development will arise to jeopardize the possibility of ever completing a spin-off. That's not in the shareholders' interest.

          Apart from an unnecessary referendum on the spin-off, you are, of course, free to solicit proxies to elect a new board of directors at the annual meeting of shareholders. We do not believe the shareholders will support you and turn over to you control of their $9 billion investment. Your proposal ignores the current dangers a spin-off presents for all shareholders and fails to recognize the binding financial commitments the company has made in the past. We do not believe our shareholders will support your express intention to cause the corporation to violate its commitments to the holders of our securities.

          Our intention has been and continues to be to effect a separation of our food and tobacco businesses. Given that both the litigative and policy environments are currently at their most uncertain points in the company's history, pursuing a consent solicitation to attempt to force a separation of the businesses now is not only imprudent, it is irresponsible.

     Also on October 31, 1995, RJR Nabisco filed the 1995 Third Quarter 10-Q, which included a copy of the Bylaws as an exhibit. This filing was the first time that RJR Nabisco had made the Bylaws publicly available since the Board's amendments were made. The filing also disclosed for the first time that the Bylaw amendments had included the addition of the burdensome new written consent procedure.

                   CERTAIN INFORMATION CONCERNING BROOKE GROUP

     Brooke Group is principally engaged, through its ownership of Liggett, in the manufacture and sale of cigarettes and, through its affiliate, New Valley, in the acquisition of operating companies. Brooke Group also has investments in a number of additional companies engaged in a diverse group of businesses. The principal executive offices of Brooke Group are located at 100 S.E. Second Street, Miami, Florida 33131.

     Brooke Group beneficially owns 100% of the outstanding stock of BGLS, which beneficially owns 100% of the outstanding stock of Liggett. Liggett beneficially owns 200 shares of Common Stock. In addition, BGLS directly and indirectly owns 650,869 Class A Senior Preferred Shares, 250,885 Class B Preferred Shares and 79,794,229 Common Shares, or approximately 58% of the outstanding Class A Senior Preferred Shares, 9% of the Class B Preferred Shares and 42% of the Common Shares, of New Valley, which beneficially owns 4,892,550 shares of Common Stock, or approximately 1.8% of the outstanding Common Stock. Bennett S. LeBow, who is the Chairman of the Board, President and Chief Executive Officer of Brooke Group and of BGLS, may be deemed to be the beneficial owner of 10,521,208 shares of common stock of Brooke Group, or approximately 56.8% of Brooke Group's outstanding common stock, and thus may be deemed to control Brooke Group. The disclosure of this information shall not be construed as an admission that Mr. Lebow is the beneficial owner of any of the Common Stock owned by New Valley, either for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. For information concerning the directors and executive officers of Brooke Group, see Appendix A. For information about the number of RJR Nabisco Voting Securities beneficially owned by certain principal stockholders and members of RJR Nabisco's management, see Appendix B.

     On October 17, 1995, Brooke Group and BGLS entered into a agreement with High River, an entity owned by Carl C. Icahn (the "High River Agreement"). High River beneficially owns 8,013,000 shares of Common Stock. Neither High River nor Mr. Icahn is a participant in this solicitation of consents. Among other things, High River agreed in the High River Agreement to grant a written consent to the Proposals with respect to all shares of Common Stock held by it, and to grant a proxy with respect to all such shares in the event that Brooke Group or BGLS seeks to replace the incumbent Board of Directors of RJR Nabisco at the 1996 annual meeting of stockholders with a slate of directors committed to effect the spinoff. Brooke Group and BGLS agreed not to engage in certain transactions with RJR Nabisco (including a sale of Liggett or a sale of its RJR Nabisco Stock to RJR Nabisco) and not to take certain other actions to the detriment of RJR Nabisco stockholders. High River also agreed that it would not engage in such transactions or take such other actions while the agreement was in effect. In the event that any signatory engages in such transactions or takes such other actions, the High River Agreement provides that the party so doing must pay a fee of $50 million to the other. Any party to the High River Agreement may terminate it at any time, although under certain circumstances, the terminating party will be required to pay a fee of $50 million to the nonterminating party. The High River Agreement also provides for BGLS to pay certain other fees to High River under certain circumstances.

     Also on October 17, 1995, New Valley and ALKI Inc., a subsidiary of New Valley ("ALKI"), entered into a separate agreement with High River (the "New Valley Agreement"). Pursuant to the New Valley Agreement, New Valley sold 1,611,550 shares of Common Stock to High River for an aggregate purchase price of $51,000,755, and the parties agreed that each of New Valley and ALKI, on the one hand, and High River and its affiliates, on the other hand, would invest up to approximately $250 million in shares of Common Stock, subject to certain conditions and limitations. New Valley and ALKI also agreed in the New Valley Agreement to grant a written consent with respect to all shares of Common Stock held by them and to grant a proxy with respect to all such shares in the event that Brooke Group or BGLS seeks to replace the incumbent Board of Directors of RJR Nabisco at the 1996 annual meeting of stockholders. Any party to the New Valley Agreement may terminate it at any time, although under certain circumstances, the terminating party will be required to pay a fee of $50 million to the nonterminating party. The New Valley Agreement also provides for the parties to pay certain other fees to each other under certain circumstances, including a fee to High River equal to 20% of New Valley's profit in Common Stock, after certain expenses, which include the costs of this solicitation and certain proxy solicitations.

     NO MATTER HOW MANY SHARES YOU OWN, YOUR CONSENT TO THE PROPOSALS IS VERY IMPORTANT. PLEASE HELP US TO MAXIMIZE STOCKHOLDER VALUE BY COMPLETING, SIGNING AND DATING THE ENCLOSED CONSENT AND RETURNING IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

                                                Sincerely,

                                                BROOKE GROUP LTD.

November __, 1995

                                   APPENDIX A

                      INFORMATION CONCERNING THE DIRECTORS
                     AND EXECUTIVE OFFICERS OF BROOKE GROUP

     The following table sets forth the name and the present principal occupation or employment of the directors and executive officers of Brooke Group and the name, principal business and address of any corporation or other organization in which such employment is carried on. Unless otherwise indicated, the principal business address of each director or executive officer is 100 S.E. Second Street, Miami, Florida 33131.


                                   Principal Office or Other
Name and Principal                 Principal Occupation or
 Business Address                          Employment
------------------                 -------------------------
Bennett S. LeBow                   Chairman of the Board, President and Chief
                                   Executive Officer of Brooke Group.
                                   President and Chief Executive Officer of
                                   BGLS.  Member of the Board of Directors of Liggett.
                                   Chairman of the Board and Chief Executive Officer
                                   of New Valley.

Gerald E. Sauter                   Vice President, Chief Financial Officer and Treasurer
                                   of Brooke Group.  Vice President, Chief Financial
                                   Officer and Treasurer of BGLS. Vice President, Chief
                                   Financial Officer and Treasurer and member of the Board
                                   of Directors of New Valley.

Robert J. Eide                     Director of Brooke Group. Director of BGLS. Secretary and
70 E. Sunrise Hwy.                 Treasurer of Aegis Capital Corp., a
Valley Stream, NY 11581            registered broker-dealer.

Jeffrey S. Podell                  Director of Brooke Group. Director of BGLS. Chairman of the
26 Jefferson St.                   Board and President of Newsote, Inc., the Passaic, NJ
07055                              parent of Pantasote, Inc., a former
                                   manufacturer of plastic products.


                                   APPENDIX B

                    PRINCIPAL STOCKHOLDERS AND STOCK HOLDINGS
                           OF RJR NABISCO'S MANAGEMENT

Security Ownership of Management

     The following table (including the footnotes thereto) sets forth certain information, as of March 16, 1995, regarding the beneficial ownership of (i) Common Stock and (ii) Class A Common Stock of Nabisco, by each director of RJR Nabisco, by each of the five most highly compensated executive officers of RJR Nabisco during the last fiscal year and by all directors and executive officers of RJR Nabisco as a group. Nabisco was a wholly-owned indirect subsidiary of RJR Nabisco prior to the January 1995 initial public offering by Nabisco of its Class A Common Stock. As of March 16, 1995, RJR Nabisco indirectly owned all 213,250,000 shares of Nabisco Class B Common Stock outstanding, which represented approximately 80.5% of the economic interest in Nabisco and approximately 97.6% of the combined voting power of all classes of Nabisco voting stock. Except as otherwise noted, the persons named in the table do not own any other capital stock of RJR Nabisco or Nabisco and have sole voting and investment power with respect to all shares shown as beneficially owned by them. All of the foregoing information and the information set forth in the table below (including the footnotes thereto) have been taken from RJR Nabisco's proxy statement for its 1995 Annual Meeting of Stockholders. The Common Stock share ownership figures set forth below have been adjusted for a 1-for-5 reverse stock split completed by RJR Nabisco on April 12, 1995.


                                                                                       Number of Shares
                                                                                      of Nabisco Class A
                                          Number of Shares           Percent of          Common Stock         Percent of
              Name of                of RJR Nabisco Common Stock     RJR Nabisco         Beneficially       Nabisco Class A
         Beneficial Owner               Beneficially Owned(1)       Common Stock         Owned(1)(3)         Common Stock
         ----------------            ---------------------------    ------------      -------------------   ---------------
John T. Chain, Jr.(2)...............               8,000                 *                   1,000                 *
Julius L. Chambers..................               6,000                 *                       0                --
John L. Clendenin...................               6,453                 *                     500                 *
Eugene R. Croisant(2)...............             320,871              0.1177%                    0                --
James H. Greene, Jr.(4)(5)..........               5,460                 *                       0                --
H. John Greeniaus(2)................             126,309                 *                  10,100                 *
Charles M. Harper(2)................             281,132              0.1031                71,429                0.14%
James W. Johnston(2)(6).............             469,553              0.1721                 1,000                 *
Henry R. Kravis(4)(5)...............              57,838                 *                       0                --
John G. Medlin, Jr..................               6,867                 *                   1,000                 *
Paul E. Raether(4)(5)...............              18,837                 *                       0                --
Lawrence R. Ricciardi(2)(7)(8)......             394,951              0.1448                     0                --
Rozanne L. Ridgway(2)...............               6,000                 *                       0                --
Clifton S. Robbins(4)(5)............               4,323                 *                       0                --
George R. Roberts(4)(5)(9)..........              57,838                 *                 100,000                0.19%
Scott M. Stuart(4)(5)...............               2,821                 *                       0                --
Michael T. Tokarz(4)(5).............               5,915                 *                       0                --



                                                                                       Number of Shares
                                                                                      of Nabisco Class A
                                          Number of Shares           Percent of          Common Stock         Percent of
              Name of                of RJR Nabisco Common Stock     RJR Nabisco         Beneficially       Nabisco Class A
         Beneficial Owner               Beneficially Owned(1)       Common Stock         Owned(1)(3)         Common Stock
         ----------------            ---------------------------    ------------      -------------------   ---------------
All directors and
  executive officers as a
  group (other than as set
  forth below in relation
  to KKR Associates)(2)(4)..........           2,683,372              0.9782%              190,229               0.37%

-------------
*    Less than 0.1%

(1) For purposes of this table, a person or group of persons is deemed to be the "beneficial owner" of any shares that such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security that such person or persons has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) The number of shares of Common Stock beneficially owned includes (i) 6,000 shares subject to exercisable options granted to each of Gen. Chain and Ms.
     Ridgway; 6,000 shares subject to options granted to each of Messrs.
     Chambers and Clendenin that are exercisable within 60 days; 280,000, 218,750, 368,040, 356,000 and 1,865,621 shares subject to currently exercisable options granted to, respectively, Messrs. Croisant, Harper, Johnston, Ricciardi and all directors and executive officers as a group;
     and (ii) 273, 160, 272, 274, 273 and 3,524 shares of Common Stock issuable on conversion of a like number of shares of ESOP Preferred Stock owned by, respectively, Messrs. Croisant, Harper, Greeniaus, Johnston, Ricciardi and all directors and executive officers as a group.

(3) No director or officer of RJR Nabisco holds any options exercisable within 60 days to acquire shares of Nabisco Class A Common Stock.

(4) Messrs. Greene, Kravis, Raether, Robbins, Roberts, Stuart and Tokarz, all directors of RJR Nabisco, and Saul A. Fox, Edward A. Gilhuly, Perry Golkin,
     Robert I. MacDonnell and Michael W. Michelson are general partners of KKR
     Associates, a limited partnership that beneficially owns 22,213,541 shares of Common Stock as set forth in the table below. Such persons may be deemed to share beneficial ownership of the shares shown in the table below as owned by KKR Associates. The foregoing persons disclaim beneficial ownership of any such shares. On March 15, 1995, RJR Nabisco filed a registration statement with respect to the possible sale by Borden, Inc.
     (an affiliate of KKR Associates) of 22,209,446 of these shares of Common
     Stock.

(5) Messrs. Greene, Kravis, Raether, Robbins, Roberts, Stuart and Tokarz were directors of RJR Nabisco but were not nominees for re-election at the 1995
     Annual Meeting of Stockholders.

(6)  The outstanding shares of Common Stock shown as beneficially owned by Mr.
     Johnston include 12,000 shares held in trust for the benefit of Mr.
     Johnston's children, as to which Mr. Johnston disclaims beneficial ownership.

(7)  Mr. Ricciardi retired as a director of RJR Nabisco effective March 3, 1995.

(8)  The outstanding shares of Common Stock shown as beneficially owned by Mr.
     Ricciardi include 12,000 shares held in trust for the benefit of Mr.
     Ricciardi's children, as to which Mr. Ricciardi disclaims beneficial ownership.

(9)  The outstanding shares of Common Stock shown as beneficially owned by Mr.
     Roberts are held by The Roberts Foundation, of which Mr. Roberts is a director. Mr. Roberts disclaims beneficial ownership of these shares.


Security Ownership of Certain Beneficial Owners

     The following table (including the footnotes thereto) sets forth certain information, as of March 16, 1995, regarding the beneficial ownership of persons known to RJR Nabisco to be the beneficial owners of more than five percent of any class of RJR Nabisco Voting Securities. The information set forth in the table below (including the footnotes thereto) have been taken from RJR Nabisco's proxy statement for its 1995 Annual Meeting of Stockholders. The Common Stock share ownership figures set forth below have been adjusted for a 1-for-5 reverse stock split completed by RJR Nabisco on April 12, 1995. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.


     Title                           Name and Address                       Number of Shares       Percent
   of Class                         of Beneficial Owner                    Beneficially Owned     of Class
   --------                         -------------------                    ------------------     --------
Common Stock         KKR Associates(1).................................        22,213,541            8.15%
                     9 West 57th Street
                     New York, NY  10019

Common Stock         FMR Corp.(2)......................................        34,305,863           12.59%
                     82 Devonshire Street
                     Boston, MA  02109

Series C             College Retirement Equities Fund(3)...............         1,782,800            6.68%
Conversion           730 Third Avenue
Preferred Stock      New York, NY  10019

Series C             Brinson Partners, Inc.(4).........................         1,745,310            6.54%
Conversion           209 South LaSalle
Preferred Stock      Chicago, IL  60604

Series C             The Prudential Insurance Company
Conversion             of America(5)...................................         1,680,200            6.30%
Preferred Stock      Prudential Plaza
                     Newark, NJ  07102

ESOP Convertible     Wachovia Bank of North Carolina, N.A.(6)..........        15,322,144          100.00%
Preferred Stock      Box 3075, Trust Operations
                     Winston-Salem, NC  27102

----------

(1) Shares of Common Stock shown as beneficially owned by KKR Associates include shares owned of record by the limited partnerships of which KKR
     Associates is the sole general partner and as to which it possesses sole voting and investment power. KKR Associates is a limited partnership of which Messrs. Greene, Kravis, Raether, Robbins, Roberts, Stuart and Tokarz, all directors of RJR Nabisco, and Saul A. Fox, Edward A. Gilhuly,
     Perry Golkin, Robert I. MacDonnell and Michael W. Michelson are the general partners. Such persons may be deemed to share beneficial ownership of the shares shown as owned by KKR Associates. The foregoing persons disclaim beneficial ownership of any such shares. On March 15, 1995, RJR Nabisco filed a registration statement with respect to the possible sale by Borden, Inc. (an affiliate of KKR Associates) of 22,209,446 of these shares of Common Stock.

(2) According to Amendment No. 1 to Schedule 13G dated February 13, 1995 jointly filed by FMR Corp. and Edward C. Johnson 3d, Chairman of FMR Corp.
     and a member of a controlling group with respect to FMR Corp., the 34,305,863 shares of Common Stock shown as beneficially owned by FMR Corp.
     and Mr. Johnson as of December 31, 1994 include (i) 31,736,703 shares beneficially owned by Fidelity Management & Research Company, a registered investment adviser and wholly owned subsidiary of FMR Corp., as a result of acting as investment adviser to several registered investment companies that own such shares (the "Fidelity Funds"), (ii) 2,493,360 shares beneficially owned by Fidelity Management Trust Company ("Fidelity Trust"), a bank and wholly owned subsidiary of FMR Corp., as a result of serving as investment manager of institutional accounts, (iii) 10,400 shares owned directly by Mr. Johnson or in trusts for the benefit of Mr. Johnson or a member of his family and (iv) 65,400 shares beneficially owned by Fidelity
     International Limited ("Fidelity International"), an investment advisor of which Mr. Johnson is also Chairman and a member of a controlling group, but which is managed independently from FMR Corp. Each of FMR Corp. and Fidelity International disclaim beneficial ownership of shares beneficially owned by the other. According to the Schedule 13G, FMR Corp. and Mr. Johnson also beneficially own 516,580 shares of Series C Preferred Stock as a result of (i) the Fidelity Funds owning 4,071,700 Series C Depositary Shares and (ii) the institutional accounts managed by Fidelity Trust owning 1,094,100 Series C Depositary Shares. According to the Schedule 13G, (a) FMR Corp. and Mr. Johnson each has sole investment power, but neither has sole voting power, over the shares owned by the Fidelity Funds, (b) FMR Corp. and Mr. Johnson each has sole investment power over all of, has sole voting power over certain of, and has no voting power over the remainder of, the shares owned by the institutional accounts managed by Fidelity Trust and (c) Mr. Johnson has sole voting and investment power over certain of, has shared voting and investment power over certain of, and has no voting or investment power over the remainder of, the shares owned directly by him or in family trusts.

(3) College Retirement Equities Fund beneficially owned 1,782,680 shares of Series C Preferred Stock as of December 31, 1994 as a result of its beneficial ownership of 17,826,800 Series C Depositary Shares as reported in its Schedule 13G dated February 10, 1995.

(4) According to the Schedule 13G dated February 10, 1995 jointly filed by Brinson Partners, Inc. ("Brinson Partners"), Brinson Trust Company ("Brinson Trust") and Brinson Holdings, Inc. ("Brinson Holdings"), as of December 31, 1994 (i) Brinson Partners, a registered investment adviser and wholly owned subsidiary of Brinson Holdings, beneficially owned 1,238,560 shares of Series C Preferred Stock as a result of its beneficial ownership of 12,385,600 Series C Depositary Shares and (ii) Brinson Trust, a bank and wholly owned subsidiary of Brinson Partners, beneficially owned 506,750 shares of Series C Preferred Stock as a result of its beneficial ownership of 5,067,500 Series C Depositary Shares.

(5) According to the Schedule 13G dated March 10, 1995 filed by The Prudential Insurance Company of America ("Prudential"), Prudential beneficially owned an aggregate of 1,680,200 shares of Series C Preferred Stock as of December 31, 1994 as a result of having direct or indirect voting and/or investment discretion over 16,802,000 Series C Depositary Shares which were held for the benefit of its clients. According to the Schedule 13G, Prudential had shared voting and investment power over such shares.

(6) Wachovia Bank of North Carolina, N.A. ("Wachovia") holds such shares in its capacity as Trustee of the RJR Nabisco Defined Contribution Master Trust. Under the terms of the Master Trust, Wachovia is required to vote shares of ESOP Preferred Stock allocated to participants' accounts in accordance with instructions received from such participants and to vote allocated shares of ESOP Preferred Stock for which it has not received instructions and unallocated shares in the same ratio as shares with respect to which instructions have been received. Wachovia has no investment power with respect to shares of ESOP Preferred Stock.

     On March 20, 1995, Borden, Inc. ("Borden") reported that it had sold in an offering approximately 22,000,000 shares of Common Stock (adjusted to reflect the 1-for-5 reverse stock split) contributed to Borden by Kohlberg Kravis Roberts & Co. It was reported that upon completion of the offering, Borden would no longer hold any shares of Common Stock. Except for the sale by Borden, the information concerning RJR Nabisco and Nabisco contained herein has been taken from or is based upon RJR Nabisco's proxy statement for its 1995 Annual Meeting of Stockholders, which is on file with the SEC. Although Brooke Group does not have any knowledge that would indicate that any statements contained herein based on such filing are untrue, Brooke Group does not take responsibility for the accuracy or completeness of the information contained in such document, or for any failure by RJR Nabisco to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Brooke Group.

                     [BACK COVER OF SOLICITATION STATEMENT]

                                    IMPORTANT

1. If your shares are held in your own name, please sign, date and mail the enclosed BLUE consent card to our Information Agent, Georgeson & Company Inc., in the postage-paid envelope provided.

2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a consent with respect to your shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a BLUE consent card to be signed representing your shares. Brooke Group urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Brooke Group in care of Georgeson & Company Inc. so that Brooke Group will be aware of all instructions given and can attempt to ensure that such instructions are followed.

     If you have any questions or require any assistance in executing your consent, please call Georgeson & Company Inc. at the following number:

                            GEORGESON & COMPANY INC.
                                Wall Street Plaza
                            New York, New York 10005
                            Toll Free: (800) 223-2064

                 Banks and Brokerage Firms, please call collect:
                                 (212) 440-9800

                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

1. Page 3 contains a description in tabular form of a graph entitled "One Year Rate of Return" which represents the comparison of peer group members for the one year period commencing August 24, 1994 and ending August 28, 1995, which graph is contained in the paper format of this Consent Statement being sent to Stockholders.

2. Page 4 contains a description in tabluar form of a graph entitled "Compounded Annual Rates of Return" which represents the comparison of peer group members for the period commencing February 1, 1991 and ending August 28, 1995, which graph is contained in the paper format of this Consent Statement being sent to Stockholders.

3. Page 6 contains a description in tabular form of a graph entitled "Volume of U.S. Spinoffs" which represents in Dollars the volume of corporate spinoffs for the five year period from 1991 to 1995 including completed and pending spinoffs, which graph is contained in the paper format of this Consent Statement being sent to Stockholders.

              [FRONT OF CONSENT CARD FOR HOLDERS OF COMMON STOCK]

                                 WRITTEN CONSENT

                         Solicited by Brooke Group Ltd.

     The undersigned is the record holder as of ____________, 1995 of shares of Common Stock, par value $.01 per share (the "Shares"), of RJR Nabisco Holdings Corp. ("RJR Nabisco") and hereby acts as follows concerning the following two proposals.

     1. That the following advisory resolution (the "Spinoff Resolution") of the stockholders of RJR Nabisco be adopted:

     "RESOLVED, that the stockholders of RJR Nabisco, believing that the full value of RJR Nabisco can best be realized and reflected in the market for the benefit of stockholders by the separation of the tobacco and food businesses, request and recommend that the RJR Nabisco Board of Directors immediately spin off the remaining 80.5% of Nabisco Holdings Corp. held by RJR Nabisco to stockholders.

         / /CONSENTS            / /DOES NOT CONSENT            / /ABSTAINS

THE BROOKE GROUP RECOMMENDS THAT YOU CONSENT TO THE SPINOFF RESOLUTION.

     2. That Article I, Section 2 of the By-Laws of RJR Nabisco be amended to read in its entirety as follows:

     "Section 2. Annual and Special Meetings. Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of stockholders may be called by the Chairman for any purpose and shall be called by the Chairman or the Secretary if directed by the Board of Directors or requested in writing by the holders of not less than 25% of the common stock of the Corporation. Each such stockholder request shall state the purpose of the proposed meeting."

that Article I, Section 9 of the By-Laws be repealed in its entirety, and that all provisions of, or amendments to, the By-Laws adopted by the Board of Director of RJR Nabisco after October 31, 1995 be repealed (the "Bylaw Amendment").

         / /CONSENTS            / /DOES NOT CONSENT            / /ABSTAINS

THE BROOKE GROUP RECOMMENDS THAT YOU CONSENT TO THE BYLAW AMENDMENT.

INSTRUCTION: TO TAKE ACTION WITH REGARD TO THE ABOVE PROPOSALS, CHECK THE APPROPRIATE BOX. IF NO BOX IS MARKED ABOVE WITH RESPECT TO THE PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL.

     Unless otherwise indicated below, the action taken above on the foregoing proposals relates to all Shares held by the undersigned.

                (Please Complete, Sign and Date on Reverse Side)

             [REVERSE OF CONSENT CARD FOR HOLDERS OF COMMON STOCK]

Please note below any change in your address from that set forth below.

                                   LABEL AREA

     If no label has been affixed hereto, please fill in the Signature(s) of Stockholder(s) information below.

                Name(s)____________________________________


                ___________________________________________

                Address____________________________________

                Phone Number_______________________________


                No. of Shares _____________________________




                                   SIGNATURE


     When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign a partnership name by authorized person.


                _____________________________________
                Signature(s) of Stockholder(s)


                _____________________________________



                _____________________________________
                Title(s)

                _____________________________________



                _____________________________________
                Date


PLEASE SIGN, DATE AND MAIL YOUR CONSENT PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED

                  [FRONT OF CONSENT CARD FOR HOLDERS OF PERCS]


                                 WRITTEN CONSENT

                         Solicited by Brooke Group Ltd.

     The undersigned is the record holder as of ____________, 1995 of shares of Series C Conversion Preferred Stock, par value $.01 per share (the "Shares"), of RJR Nabisco Holdings Corp. ("RJR Nabisco") and hereby acts as follows concerning the following two proposals.

     1. That the following advisory resolution (the "Spinoff Resolution") of the stockholders of RJR Nabisco be adopted:

     "RESOLVED, that the stockholders of RJR Nabisco, believing that the full value of RJR Nabisco can best be realized and reflected in the market for the benefit of stockholders by the separation of the tobacco and food businesses, request and recommend that the RJR Nabisco Board of Directors immediately spin off the remaining 80.5% of Nabisco Holdings Corp. held by RJR Nabisco to stockholders.

         / /CONSENTS            / /DOES NOT CONSENT            / /ABSTAINS

THE BROOKE GROUP RECOMMENDS THAT YOU CONSENT TO THE SPINOFF RESOLUTION.

     2. That Article I, Section 2 of the By-Laws of RJR Nabisco be amended to read in its entirety as follows:

     "Section 2. Annual and Special Meetings. Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of stockholders may be called by the Chairman for any purpose and shall be called by the Chairman or the Secretary if directed by the Board of Directors or requested in writing by the holders of not less than 25% of the common stock of the Corporation. Each such stockholder request shall state the purpose of the proposed meeting."

that Article I, Section 9 of the By-Laws be repealed in its entirety and that all provisions of, or amendments to, the By-Laws adopted by the Board of Director of RJR Nabisco after October 31, 1995 be repealed (the "Bylaw Amendment").

         / /CONSENTS            / /DOES NOT CONSENT            / /ABSTAINS

THE BROOKE GROUP RECOMMENDS THAT YOU CONSENT TO THE BYLAW AMENDMENT.

INSTRUCTION: TO TAKE ACTION WITH REGARD TO THE ABOVE PROPOSALS, CHECK THE APPROPRIATE BOX. IF NO BOX IS MARKED ABOVE WITH RESPECT TO THE PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL.

     Unless otherwise indicated below, the action taken above on the foregoing proposals relates to all Shares held by the undersigned.

                (Please Complete, Sign and Date on Reverse Side)

                  [REVERSE OF CONSENT CARD FOR HOLDERS OF PERCS]


Please note below any change in your address from that set forth below.

                                   LABEL AREA

     If no label has been affixed hereto, please fill in the Signature(s) of Stockholder(s) information below.

                Name(s)____________________________________


                ___________________________________________

                Address____________________________________

                Phone Number_______________________________


                No. of Shares _____________________________




                                   SIGNATURE


     When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign a partnership name by authorized person.


                _____________________________________
                Signature(s) of Stockholder(s)


                _____________________________________



                _____________________________________
                Title(s)

                _____________________________________



                _____________________________________
                Date


PLEASE SIGN, DATE AND MAIL YOUR CONSENT PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED

           [FRONT OF CONSENT CARD FOR HOLDERS OF ESOP PREFERRED STOCK]

                                 WRITTEN CONSENT

                         Solicited by Brooke Group Ltd.

     The undersigned is the record holder as of ____________, 1995 of shares of ESOP Convertible Preferred Stock, par value $.01 per share (the "Shares"), of RJR Nabisco Holdings Corp. ("RJR Nabisco") and hereby acts as follows concerning the following two proposals.

     1. That the following advisory resolution (the "Spinoff Resolution") of the stockholders of RJR Nabisco be adopted:

     "RESOLVED, that the stockholders of RJR Nabisco, believing that the full value of RJR Nabisco can best be realized and reflected in the market for the benefit of stockholders by the separation of the tobacco and food businesses, request and recommend that the RJR Nabisco Board of Directors immediately spin off the remaining 80.5% of Nabisco Holdings Corp. held by RJR Nabisco to stockholders.

         / /CONSENTS            / /DOES NOT CONSENT            / /ABSTAINS

THE BROOKE GROUP RECOMMENDS THAT YOU CONSENT TO THE SPINOFF RESOLUTION.

     2. That Article I, Section 2 of the By-Laws of RJR Nabisco be amended to read in its entirety as follows:

     "Section 2. Annual and Special Meetings. Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of stockholders may be called by the Chairman for any purpose and shall be called by the Chairman or the Secretary if directed by the Board of Directors or requested in writing by the holders of not less than 25% of the common stock of the Corporation. Each such stockholder request shall state the purpose of the proposed meeting."

that Article I, Section 9 of the By-Laws be repealed in its entirety and that all provisions of, or amendments to, the By-Laws adopted by the Board of Director of RJR Nabisco after October 31, 1995 be repealed (the "Bylaw Amendment").

         / /CONSENTS            / /DOES NOT CONSENT            / /ABSTAINS

THE BROOKE GROUP RECOMMENDS THAT YOU CONSENT TO THE BYLAW AMENDMENT.

INSTRUCTION: TO TAKE ACTION WITH REGARD TO THE ABOVE PROPOSALS, CHECK THE APPROPRIATE BOX. IF NO BOX IS MARKED ABOVE WITH RESPECT TO THE PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL.

     Unless otherwise indicated below, the action taken above on the foregoing proposals relates to all Shares held by the undersigned.

                (Please Complete, Sign and Date on Reverse Side)

          [REVERSE OF CONSENT CARD FOR HOLDERS OF ESOP PREFERRED STOCK]


Please note below any change in your address from that set forth below.

                                   LABEL AREA

     If no label has been affixed hereto, please fill in the Signature(s) of Stockholder(s) information below.

                Name(s)____________________________________


                ___________________________________________

                Address____________________________________

                Phone Number_______________________________


                No. of Shares _____________________________




                                   SIGNATURE


     When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign a partnership name by authorized person.


                _____________________________________
                Signature(s) of Stockholder(s)


                _____________________________________



                _____________________________________
                Title(s)

                _____________________________________



                _____________________________________
                Date


PLEASE SIGN, DATE AND MAIL YOUR CONSENT PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED

                     [FORM OF LETTER TO BENEFICIAL OWNERS]

                                   IMPORTANT

                   A REPLY IS NECESSARY TO EXECUTE A CONSENT

-------------------------------------------------------------------------------


RE:  RJR Nabisco Holdings Corp.
     Solicitation of Written Consents to Spinoff Resolution and Bylaw Amendment Made by Brooke Group Ltd.

To RJR Nabisco Stockholders:

     Enclosed for your consideration is soliciting material furnished to us by Brooke Group Ltd. in connection with their solicitation of your written consent.

     Only we, as the holder of record, can execute a written consent on your behalf.

     If you wish us to execute a written consent on your behalf, please complete, sign, date and mail the BLUE consent card in the postage-free envelope provided.

     If you have any questions or any difficulty in executing a BLUE consent card for your shares, please call:

                            GEORGESON & COMPANY INC.
                                 (800) 223-2064

     WE CANNOT EXECUTE A WRITTEN CONSENT FOR YOUR SHARES UNLESS WE RECEIVE YOUR SPECIFIC INSTRUCTIONS

     PLEASE ACT PROMPTLY